Supplemental Agreement

to

Joint Share Exchange Agreement

Preamble

This Supplemental Agreement (this “Agreement”) to Joint Share Exchange Agreement (as defined below) is entered into on December 14, 2017 (the “Execution Date”) by and between:

(1)	Advanced Semiconductor Engineering, Inc. (“ASE”), a company incorporated under Republic of China (“ROC”) laws, with its address at No. 26, Chin Third Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan; and

(2)	Siliconware Precision Industries Co., Ltd. (“SPIL”), a company incorporated under ROC laws, with its address at No. 123, Section 3, Da Fong Road, Tantzu District, Taichung City, Taiwan.

WHEREAS ASE and SPIL (collectively, the “Parties”) have entered into the Joint Share Exchange Agreement (the “Joint Share Exchange Agreement”) on June 30, 2016 whereby ASE will file an application to establish a holding company (“HoldCo”) by means of a statutory share exchange, and HoldCo will acquire all issued and outstanding shares of both ASE and SPIL. After the closing of the share exchange, ASE and SPIL will become wholly-owned subsidiaries of HoldCo concurrently (the “Transaction” or “Share Exchange”).

NOW THEREFORE, IN WITNESS WHEREOF, the Parties have entered into this Agreement for the purpose of completing the Transaction, as follows:

1.	Long Stop Date

1.1	Both Parties agree to amend the definition of Long Stop Date (the “Long Stop Date”) as set forth in the Joint Share Exchange Agreement to read as follows:

Long Stop Date refers to October 31, 2018 or a later date otherwise agreed in writing by both Parties.

2.	Other Agreements

2.1	This Agreement shall be deemed to be part of the Joint Share Exchange Agreement, provided that the terms of this Agreement shall prevail in case of discrepancy between this Agreement and the Joint Share Exchange Agreement. The Joint Share Exchange Agreement shall be applicable to matters not covered herein. Capitalized terms undefined herein shall have the meaning ascribed to them in the Joint Share Exchange Agreement.

2.2	The interpretations, effectiveness and performance of this Agreement shall be governed by ROC law. Any matter not covered herein shall be addressed in accordance with Joint Share Exchange Agreement and relevant laws and regulations.

2.3	Pursuant to Article 17.3 of Joint Share Exchange Agreement, this Agreement shall become effective after it is signed and delivered by both Parties and upon approval by their respective board of directors.

2.4	This Agreement is made in duplicate originals, one to be retained by each Party.

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Parties

Advanced Semiconductor Engineering, Inc.	Siliconware Precision Industries Co., Ltd.

Representative: Jason C.S. Chang	Representative: Bough Lin